(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	July 26, 2021
(630) 906-5484

Old Second and West Suburban Announce Combination to Create the Leading Community Bank in Chicago

AURORA and LOMBARD, Illinois July 26, 2021 (PRNewswire) -- Old Second Bancorp, Inc. (Nasdaq: OSBC) (“Old Second”) and West Suburban Bancorp, Inc. (“West Suburban”) jointly announced today the signing of a definitive merger agreement for Old Second to acquire West Suburban in a cash and stock transaction.

Under the terms of the merger agreement, which was unanimously approved by the Boards of Directors of both companies, West Suburban shareholders will receive 42.413 shares of Old Second common stock and $271.15 in cash for each share of West Suburban common stock, for total consideration consisting of approximately 65% stock and 35% cash. Based on the closing price of Old Second common stock of $11.76 per share on July 23, 2021, the implied purchase price is $769.93 per share, with an aggregate transaction value of approximately $297 million.

Kevin Acker, Chairman of West Suburban Bancorp, Inc., stated, “West Suburban has served its customers and communities for nearly 60 years. I could not be more proud of our team, the bank we built together and the positive impact we’ve made in the western suburbs of Chicago.  Much like West Suburban, Old Second has a long history of supporting its communities and for over 150 years has helped individuals and businesses in Chicago and the western suburbs through a relationship-banking model. We expect that the community bank culture and values that we share with Old Second, and the expanded products and capabilities that we will have following our merger will enhance our ability to provide exceptional banking services to all of our customers. We truly believe this combination will bring out the best in both of our companies and create a better bank for our employees as well as the customers and communities we serve.”

“We are extremely pleased to announce the combination with West Suburban,” commented James Eccher, President and Chief Executive Officer of Old Second Bancorp. “West Suburban is a franchise we have known and respected for a very long time. It has built an impeccable reputation by providing first class service to its customers and communities. This combination is expected to significantly enhance our financial strength, our position in Chicago and our ability to invest in building the best bank for our customers and communities. Given our overlapping core principles and our complementary product and service offerings, we believe this merger creates the most compelling path forward for the shareholders of both institutions. From our perspective, we do not believe there is another partner who could deliver us the same level of complementary geographic reach, scale on current products and services, upside and long-term shareholder value.”

Strategically Compelling Merger

●	Significantly Enhances Scale: The pro forma company will have approximately $6.2 billion in assets, $5.3 billion in deposits and $3.4 billion in loans and will create the largest community bank under $10 billion in assets in the Chicago market. Together, the combined company will have exceptional strategic positioning with the scale to compete and prioritize investments in technology and growth.

●	Creates Premier Deposit Franchise: The combination will create a low cost, core deposit franchise with 70+ branches across the Chicagoland area, strong retail deposit concentration and top-quartile deposit beta.

●	Provides Platform for Growth: The pro forma company will have meaningful excess liquidity and pro forma capital generating capacity to fund growth and capitalize on a rising rate environment.

Financially Attractive Merger

●	Delivers Value for Shareholders: The merger is expected to deliver ~38% EPS accretion to Old Second shareholders when including expected cost savings on a fully phased-in basis.

●	Improves Profitability: On a pro forma basis, the combined company will deliver improved returns with an expected increase in return on assets of over 20 bps and an increase in return on tangible common equity of over 500 bps when including expected cost savings in a fully phased-in basis.

●	Excess Capital Deployment: The acquisition will provide Old Second with the opportunity to deploy existing excess capital at a 20%+ internal rate of return, while continuing to maintain strong capital ratios.

Timing and Approvals

The merger is expected to close in the fourth quarter of 2021, subject to satisfaction of customary closing conditions, including receipt of required regulatory approvals and approval by the shareholders of each company.

Advisors

Citigroup Global Markets Inc. acted as financial advisor to Old Second and rendered a fairness opinion to its board of directors. Nelson Mullins Riley & Scarborough LLP served as legal counsel to Old Second.

Keefe, Bruyette & Woods, A Stifel Company, acted as financial advisor to West Suburban and rendered a fairness opinion to its board of directors. Kirkland & Ellis LLP, lead counsel, and Barack Ferrazzano served as legal counsel to West Suburban.

Conference Call Details

Old Second will conduct a live conference call to discuss the transaction on Monday, July 26, 2021, at 10:30 a.m. Eastern Time (9:30 a.m. Central Time). To listen to the live call, please dial 877-407-9124. Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

The investor presentation for the call will be available on Old Second’s website (www.oldsecond.com).

An audio replay of the call will be available until 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on August 2, 2021, by dialing 877-481-4010, using Conference ID: 42334.

About Old Second Bancorp, Inc.

Old Second Bancorp, Inc., headquartered in Aurora, Illinois, is the bank holding company for Old Second National Bank, which operates 29 banking offices across seven counties in northern Illinois.  At June 30, 2021, Old Second Bancorp had $3.25 billion in assets. Old Second Bancorp, Inc.'s common stock trades on The NASDAQ Stock Exchange under the symbol “OSBC.” More information about Old Second Bancorp is available by visiting the “Investor Relations” section of its website www.oldsecond.com.

Old Second National Bank was recently named number one among “Best Banks in Illinois 2021.” This was the second straight year the bank was selected by customers for the award. Awards are determined based on a survey of over 25,000 U.S. customers who rate banks on overall satisfaction as well as trust, terms and conditions, branch services, digital services and financial advice.

About West Suburban Bancorp, Inc.

West Suburban Bancorp, Inc. was founded in 1962 and is headquartered in Lombard, Illinois. West Suburban Bancorp, Inc. operates as the bank holding company for West Suburban Bank, which maintains 43 banking locations across DuPage, Kane, Kendall, and Will counties in Illinois. At June 30, 2021, West Suburban had $2.97 billion in assets.

Cautionary Note Regarding Forward-Looking Statements

Statements included in this press release, which are not historical in nature are intended to be, and hereby are identified as, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of Old Second and West Suburban with respect to their planned merger, the strategic and financial benefits of the merger, including the expected impact of the transaction on the combined company’s scale, deposit franchise, growth and future financial performance (including anticipated accretion to earnings per share and other operating and return metrics, including impacts on return on assets and return on tangible common equity), and the timing of the closing of the transaction.  Words such as “may,” “anticipate,” “plan,” “estimate,” “expect,” “project,” “assume,” “approximately,” “continue,” “should,” “could,” “will,” “poised,” “focused,” “targeted,” “opportunity,” “plans” and variations of such words and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the following:

●	the failure to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction);
●	the failure of either company to obtain shareholder approval, or the failure of either company to satisfy any of the other closing conditions to the transaction on a timely basis or at all;
●	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
●	the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where Old Second and West Suburban do business, or as a result of other unexpected factors or events;
●	the impact of purchase accounting with respect to the transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
●	diversion of management’s attention from ongoing business operations and opportunities;
●	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction;
●	the outcome of any legal proceedings that may be instituted against Old Second or West Suburban;
●	the integration of the businesses and operations of Old Second and West Suburban, which may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Old Second’s and West Suburban’s existing businesses;
●	business disruptions following the merger; and
●	other factors that may affect future results of Old Second and West Suburban including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; changes in general economic conditions, including due to the COVID-19 pandemic; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Old Second and West Suburban disclaim any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law.  Additional factors that could cause results to differ materially from those described above can be found in Old Second’s Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the Securities and Exchange Commission (the “SEC”) and available on Old Second’s investor relations website, https://investors.oldsecond.com, under the heading “SEC Filings,” and in other documents Old Second files with the SEC.

Additional Information About the Merger and Where to Find It

This communication is being made in respect of the proposed merger transaction between Old Second and West Suburban. In connection with the proposed merger, Old Second will file with the SEC a Registration Statement on Form S-4 that will include the Joint Proxy Statement of Old Second and West Suburban and a Prospectus of

Old Second, as well as other relevant documents regarding the proposed transaction. A definitive Joint Proxy Statement/Prospectus will also be sent to Old Second shareholders and West Suburban shareholders.

INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

A free copy of the Joint Proxy Statement/Prospectus (when it becomes available), as well as other filings containing information about Old Second, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Old Second by accessing Old Second’s investor relations website, https://investors.oldsecond.com, under the heading “SEC Filings” or by directing a request to Old Second Shareholder Relations Manager, Shirley Cantrell, at Old Second Bancorp, Inc., 37 S. River St., Aurora, Illinois 60507, by calling 630-906-2303 or by sending an e-mail to scantrell@oldsecond.com.

Participants in the Solicitation

Old Second and West Suburban and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Old Second’s shareholders and West Suburban’s shareholders in connection with the proposed merger. Information regarding Old Second’s directors and executive officers is contained in Old Second’s definitive proxy statement on Schedule 14A, dated April 16, 2021 and in certain of its Current Reports on Form 8-K, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of these documents may be obtained as described in the preceding paragraph.